EXHIBIT 28 (d)(8) UNDER FORM N-1A

EXHIBIT 10 UNDER ITEM 601/REG. S-K

AMENDMENT #2 TO EXHIBIT A

to the

Investment Advisory Contract

Federated Government Ultrashort Duration Fund

This Amendment #2 to Exhibit A to the Investment Advisory Contract between Federated Institutional Trust (the “Trust”) and Federated Investment Management Company, approved at a board meeting on May 17, 2018, shall become effective as of June 28, 2018.

For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.30 of 1% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.30 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of June 2018.

FEDERATED INSTITUTIONAL TRUST

By: /s/ J. Christopher Donahue

J. Christopher Donahue

President

FEDERATED INVESTMENT

MANAGEMENT COMPANY

By: /s/ John B. Fisher

John B. Fisher

President and CEO